Attachments Provided by Legal Department
4/30 NSAR Filings for JH income and tax-free income funds
For ITEM 77

ATTACHMENT FOR CURRENT FILING OF N-SAR
SUB-ITEM 77I

JOHN HANCOCK INVESTMENT TRUST

For John Hancock Emerging Markets Equity Fund

At its meeting held March 10-12, 2015, the Board of Trustees of John Hancock Emerging Markets Equity Fund (the Fund) approved the establishment of the Fund and its share classes: Class A, Class C, Class I, Class R2, Class R4, Class R6, and Class NAV. The definitive registration statement was filed with the Securities and Exchange Commission on June 15, 2015, accession number: 0001133228-15-002717.